Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Audit Committee of GrowLife, Inc. and
The Board of Directors and Shareholders of
EZ-Clone Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EZ-Clone Enterprises, Inc. as of September 30, 2018 and December 31, 2017, and the related statements of operations, stockholders’ deficit, and cash flows for nine month period ended September 30, 2018 and the year ended December 31, 2017 and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EZ-Clone Enterprises, Inc. at September 30, 2018 and December 31, 2017, and the results of its operations and its cash flows for the nine month period ended September 30, 2018 and the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the PCAOB and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.

 The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SD Mayer & Associates, LLP

SD Mayer & Associates, LLP
We have served as the Company’s auditor since 2018
Seattle, Washington
January 24, 2019

EZ-Clone Enterprises, Inc.
Balance Sheets

	September 30, 2018	December 31, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,450	$18,829
Accounts receivable - trade, net of reserve for doubtful accounts of $0 as of 9/39/2018 and 12/31/17, respectively	37,950	99,959
Inventory, net	494,145	549,629
Prepaid costs	2,438	16,611
Deposits	6,100	6,100
Total current assets	569,083	691,128

EQUIPMENT, NET	317,734	351,864

TOTAL ASSETS	$886,816	$1,042,992

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$191,529	$147,661
Accrued expenses	78,215	37,110
Current portion of notes payable	139,125	148,269
Current portion of notes payable - related party	101,636	89,131
Cuurent portion of capital lease	10,704	6,141
Total current liabilities	521,209	428,311

LONG TERM LIABILITIES:
Long term portion of notes payable	397,993	439,602
Capital leases	-	10,704
Total long term liabilites	397,993	450,306

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' (DEFICIT) EQUITY:
Common stock - no par value, 100,000 shares authorized and 50,000 shares issued and outstanding
at 9/30/2018 and 12/31/2017, respectively	10,000	10,000
Additional paid in capital	60,000	60,000
Accumulated (deficit) equity	(102,385)	94,375
Total stockholders' (deficit) equity	(32,385)	164,375

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$886,817	$1,042,992

The accompanying notes are an integral part of these financial statements.

EZ-Clone Enterprises, Inc.
Statements of Operations

	Nine Months Ended	Year Ended
	September 30, 2018	December 31, 2017

NET REVENUE	$1,513,699	$2,648,873
COST OF GOODS SOLD	674,848	1,310,455
GROSS PROFIT	838,852	1,338,418
GENERAL AND ADMINISTRATIVE EXPENSES	918,635	1,396,471
OPERATING LOSS	(79,784)	(58,052)

OTHER INCOME (EXPENSE):
Interest expense, net	(28,877)	(39,582)
Loss on sale of fixed assets	-	(30,128)
Total other (expense)	(28,877)	(69,710)

(LOSS) BEFORE INCOME TAXES	(108,660)	(127,762)

Income taxes - current provision	(1,100)	(800)

NET (LOSS)	$(107,560)	$(126,962)

Basic and diluted (loss) per share	$(2.15)	$(2.54)

Weighted average shares of common stock outstanding- basic and diluted	50,000	50,000

The accompanying notes are an integral part of these financial statements.

EZ-Clone Enterprises, Inc.
Statements of Changes in Stockholder’s Equity (Deficit)

					Total
	Common Stock		Additional Paid	Accumulated	Stockholders'
	Shares	Amount	in Capital	Equity (Deficit)	Equity (Deficit)
Balance as of December 31, 2016	50,000	$10,000	$-	$337,605	$347,605

Contributed capital	-	-	60,000	-	60,000
Shareholder distributions	-	-	-	(116,268)	(116,268)
Net (loss) for the year ended December 31, 2017	-	-	-	(126,962)	(126,962)

Balance as of December 31, 2017	50,000	10,000	60,000	94,375	164,375
Shareholder distributions	-	-	-	(89,200)	(89,200)
Net (loss) for the nine months ended September 30, 2018	-	-	-	(107,560)	(107,560)

Balance as of September 30, 2018	50,000	$10,000	$60,000	$(102,385)	$(32,385)

The accompanying notes are an integral part of these financial statements.

EZ-Clone Enterprises, Inc.
Statements of Cash Flows

	Nine Months Ended	Year Ended
	September 30, 2018	December 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(107,560)	$(126,962)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	50,385	67,466
Changes in operating assets and liabilities:
Accounts receivable	62,009	113,569
Inventory	55,484	80,437
Prepaid expenses	14,173	(11,060)
Accounts payable	43,869	(47,052)
Accrued expenses	41,105	68,933
CASH PROVIDED BY OPERATING ACTIVITIES	159,465	145,331

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of fixed assets	(16,255)	-
Investment in purchased assets	-	41,942
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:	(16,255)	41,942

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder distributions	(89,200)	(116,268)
Additional paid in capital	-	60,000
Repayment of capital lease	(10,704)	(14,595)
Repayment in notes payable	(33,685)	(119,563)
NET CASH (USED IN) FINANCING ACTIVITIES	(133,589)	(190,426)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,621	(3,153)

CASH AND CASH EQUIVALENTS, beginning of period	18,829	21,982

CASH AND CASH EQUIVALENTS, end of period	$28,450	$18,829

Supplemental disclosures of cash flow information:
Interest paid	$28,877	$39,582
Taxes paid	$1,100	$800

The accompanying notes are an integral part of these financial statements.

 EZ-CLONE ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
For the for the nine months ended September 30, 2018 and year ended December 31, 2017

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

EZ-Clone Enterprises, Inc. (the “Company” or “EZ Clone”) is as a California corporation founded in January 2000. EZ Clone is a manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming.

The Company has proprietary products and services such as the Commercial Pro System, Hobbyist Cloning Systems, Cloning Tents, Coco Collars, Coco Seed Starters, Rooting Gel, and Clear Rez. Technical Support, know-how and overall knowledge is also considered proprietary.

The Company trademarks are EZ CLONE and EZ CLONE CRIB.

Purchase and Sale Agreement

On October 15, 2018, the Company closed the Purchase and Sale Agreement with GrowLife, Inc., a Delaware corporation headquartered in Kirkland, Washington. GrowLife provides essential and hard-to-find goods including growing media, industry-leading hydroponics equipment, organic plant nutrients, and thousands more products through its knowledgeable representatives and our distribution channels, to specialty grow operations across the United States and Canada.

GrowLife primarily sell supplies through our wholly owned subsidiary, GrowLife Hydroponics, Inc. GrowLife also distributes and sells over 15,000 products along with a handful of its own branded products through its e-commerce distribution channels, ShopGrowLife.com and GrowLifeEco.com, as well as through GrowLife licensed retail storefronts. GrowLife and its business units are organized and directed to operate strictly in accordance with all applicable state and federal laws.

GrowLife acquired 51% of EZ Clone for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000.

GrowLife has the obligation to acquire the remaining 49% of EZ Clone within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at the fair value price of $0.013 per share or $1,105,000.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $107,560 and $126,962 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. Net cash generated from operating activities was $159,465 and $145,331 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

The Company anticipates that it will record a loss from operations in 2018. As of September 30, 2018, the accumulated deficit was $32,385. The audit opinion prepared by our independent registered public accounting firm relating to our financial statements for the nine months ended September 30, 2018 and the year ended December 31, 2017 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern may be dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying financial statements include the accounts of the Company. The preparation of these financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

Cash and Cash Equivalents - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Revenue - Revenue is recognized at the time the Company delivers ships products to the customer. This is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. Sales terms include cash, credit card, terms of net 30 days or 50% down with 50% due upon delivery to our customers. Accounts receivable are reviewed periodically for collectability. The reserve for uncollectible accounts was $0 as of September 30, 2018 and December 31, 2017, respectively.

Inventories - Inventories are recorded on an average cost basis. Inventory consists of raw materials, work in process and purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The was no reserve for inventory as of September 30, 2018 and December 31, 2017, respectively.

Long Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, , accounts payables, accrued expenses, due to related party, notes payable approximates their fair values due to their short-term maturities.

Sales Returns - We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions. It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates. We record estimated sales returns as reductions to sales, cost of goods sold, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition. As of September 30, 2018 and December 31, 2017, there was no reserve for sales returns.

Warranty Costs – EZ Clone offers a limited lifetime replacement warranty to the original purchaser of its products.

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. For the nine months ended September 30, 2018 and year ended December 31, 2017, warranty costs were $8,027 and $6,274, respectively. There was no warranty reserve as of September 30, 2018 and December 31, 2017, respectively.

Concentration of Customer - A significant portion of the Company’s sales were made to two main customers, both of which are distributors. If either of these customers experience declining or delayed sales due to market, economic or competitive conditions, the Company’s revenues could be negatively impacted. For the nine months ended September 30, 2018 and year ended December 31, 2017, the Company sales to these customers was 38% and 71%, respectively.

Concentration of Suppliers - A significant portion of the Company’s purchases are made from three suppliers. If any of these vendors were to experience delays, capacity constraints or quality control problems, product shipments to the Company's customers could be delayed, or the Company's customers could consequently elect to cancel the underlying product purchase order, which would negatively impact the Company's revenue. For the nine months ended September 30, 2018 and year ended December 31, 2017, the Company purchased 55% and 63% of its inventory from three suppliers, respectively.

Net Income (Loss) Per Share - Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

Dividend Policy – As a Subchapter-S Corporation, the Company has paid distributions to its Stockholders. After the sale of 51% of the Company’s stock to GrowLife on October 10, 2018, the Company intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates - In preparing these unaudited interim consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, estimates of sales returns, inventory reserves and accruals for potential liabilities, and valuation assumptions related to derivative liability, equity instruments and share based compensation.

Income Taxes- The Company is a Subchapter-S Corporation for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the shareholders. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the shareholders is not an uncertain position of the Company.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases,” Topic 842, “Leases” (ASU 2016-02). ASU No. 2016-02 requires lessees to recognize a right-of-use asset and corresponding lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. ASU 2016-02 also requires certain quantitative and qualitative disclosures. The provisions of ASU 2016-02 are effective for the Company’s first quarter of the fiscal year ending September 30, 2020, with early adoption permitted. The Company will apply the transition provisions of ASU 2016-02 at its adoption date, rather than the earliest comparative period presented in the financial statements, as permitted by ASU 2018-11, “Leases,” Topic 842, “Targeted Improvements,” released in July 2018.

The adoption of ASU 2016-02 may result in a material increase to the Company’s balance sheets for lease liabilities and right-of-use assets. The Company is also performing a comprehensive review of its current processes to determine and implement changes required to support the adoption of this standard. The Company is currently evaluating the other effects the adoption of ASU 2016-02 will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” Topic 606, “Revenue from Contracts with Customers” (ASU 2014-09). ASU 2014-09 provides guidance for revenue recognition and will replace most existing revenue recognition guidance in GAAP when it becomes effective. ASU 2014-09’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled for the transfer of those goods or services. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. Additionally, the amendments in this ASU provide a practical expedient for entities to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less, The Company plans to elect this practical expedient upon adoption.

In July 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date.” The FASB approved the deferral of ASU 2014-09, by extending the new revenue recognition standard’s mandatory effective date by one year and permitting public companies to apply the new revenue standard to annual reporting periods beginning after December 15, 2017. The guidance in ASU 2014-09 will be effective for the Company in the first quarter of the fiscal year ending September 30, 2019.

Further to ASU 2014-09 and ASU 2015-14, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers,” Topic 606, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-08) in March 2016, ASU 2016-12, “Revenue from Contracts with Customers,” Topic 606, “Narrow-Scope Improvements and Practical Expedients” (ASU 2016-12) in May 2016 and ASU 2016-20, “Revenue from Contracts with Customers,” Topic 606, “Technical Corrections and Improvements” (ASU 2016-20) in December 2016. The amendments in ASU 2016-08 clarify the implementation guidance on principal versus agent considerations, including indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. ASU 2016-12 addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. Additionally, the amendments in this ASU provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The Company plans to make such election. The Company also plans to elect the practical expedient in ASU 2016-20 that provides entities do not need to disclose the transaction price allocated to performance obligations when the related contracts have a duration of one year or less. This includes loyalty rewards, which can be redeemed in the month subsequent to the quarter earned, and marketing promotions that cross accounting periods. Both of these classes of transactions are currently immaterial to the Company. The effective date and transition requirements for ASU 2016-08, ASU 2016-12 and ASU 2016-20 are the same as for ASU 2014-09.

The Company does not plan to early adopt the new revenue recognition guidance; adoption will be on the modified retrospective basis beginning in fiscal year 2019. The Company has substantially concluded its assessment of the impact of the adoption of this standard on its consolidated financial statements. Most of the Company’s revenue is expected to continue to be generated from point-of-sale transactions, which ASU 2014-09 treats generally consistent with current accounting standards. The Company does not expect this standard will have a material impact on the accounting for point-of-sale transactions or related areas including the right of return and customer incentives. Although the impact on the consolidated financial statements is not expected to be material, additional disclosures will be required.

NOTE 4 – INVENTORY

Inventory as of September 30, 2018 and December 31, 2017 consists of the following:

	September 30,	December 31,
	2018	2017

Raw materials	$413,905	$210,742
Work in process	47,251	170,193
Finished goods	32,989	168,694
Total	$494,145	$549,629

Raw materials and work-in-process includes materials used in the manufacturing of EZ Clone hobbyist and commercial products and EZ Clone finished goods include completed products as well as certain items purchased and resold.

The Company reviews its inventory on a periodic basis to identify products that are slow moving and/or obsolete, and if such products are identified, the Company records the appropriate inventory impairment charge at such time.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2018 and December 31, 2017 consists of the following:

	September 30,	December 31,
	2018	2017

Automobiles	$135,928	$135,928
Furniture and fixtures	16,675	16,675
Leasehold improvements	14,703	14,703
Shop equipment	130,769	130,769
Tooling equipment	259,868	243,613
Total property and equipment	557,943	541,688
Less accumulated depreciation and amortization	(240,209)	(189,824)
Net property and equipment	$317,734	$351,864

Fixed assets, net of accumulated depreciation, were $317,734 and $351,864 as of September 30, 2018 and December 31, 2017, respectively. Accumulated depreciation was $240,209 and $189,824 as of September 30, 2018 and December 31, 2017, respectively. Total depreciation expense was $50,385 and $67,466 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. All equipment is used for manufacturing, selling, general and administrative purposes and accordingly all depreciation is classified in cost of goods sold, selling, general and administrative expenses. Fixed assets are depreciated over three to ten years.

During the nine months ended September 30, 2018 and the year ended December 31, 2017, the Company retired fully depreciated assets of $0 and $45,128, respectively.

NOTE 6- ACCOUNTS PAYABLE

Accounts payable were $191,529 and $147,661 as of September 30, 2018 and December 31, 2017, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases, audit, legal and other expenses incurred by the Company.

NOTE 7- ACCRUED EXPENSES

Accrued expenses were $78,125 and $37,110 as of September 30, 2018 and December 31, 2017, respectively. Such liabilities consisted of amounts due for sales tax, payroll liabilities, customer deposits and inventory receipt’s in process.

NOTE 8- NOTES PAYABLE – RELATED PARTY

From time to time the Company’s owners and family have advanced various amounts to the Company. Those amounts are unsecured, bear interest and are due on demand. As of September 30, 2018 and December 31, 2017, the balance on such advances was $99,041 at 5.0% and $2,595 at 3.0%, and $85,397 at 5.0% and $3,734 at 3.0%, respectively. The holders have not made a demand for payment.

NOTE 9 - NOTES PAYABLE AND CAPITAL LEASE

In April 2016, the Company borrowed $550,000 on an SBA loan with Plumas Bank. The note has a variable interest rate of 2% over prime. The note requires monthly payments of $5,970 per month and matures in April 2026. The loan is secured by all Company assets.

As of September 30, 2018 and December 31, 2017, the outstanding principal due on an SBA loan with Plumas Bank was $446,227 and $482,565, respectively. The interest rate increased from 6.5% on December 31, 2017 to 6.75% on April 1, 2018 and 7.0% on July 1, 2018. Subsequent to September 30, 2018, the Plumas Bank loan was paid in-full (see Note 13 - Subsequent Events).

As of September 30, 2018 and December 31, 2017, the outstanding principal due on two loans secured by automobiles was $90,891 and $105,306, respectively.

The Company entered into a leased purchase agreement with Marlin Bank for equipment in the amount of $37,070. The interest rate is 14%, monthly payments of $823 and matures November 1, 2019.

As of September 30, 2018 and December 31, 2017, the outstanding principal due on a capitalized equipment lease with Marlin Bank was $10,704 and $16,844, respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS

Related Party Transactions

See Note 9 and 12 for related party transactions.

NOTE 11 – EQUITY

Authorized Capital Stock

The Company has authorized 100,000 shares of capital stock, of which 50,000 are outstanding, no par value, and 10,000,000 are shares of preferred stock, par value $0.0001 per share.

During the year ended December 31, 2017, a $60,000 loan was recorded as contributed capital upon the death of the holder.

NOTE 12 – COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

From time to time, the Company may become subject to various legal proceedings that are incidental to the ordinary conduct of its business. Although the Company cannot accurately predict the amount of any liability that may ultimately arise with respect to any of these matters, it makes provision for potential liabilities when it deems them probable and reasonably estimable. These provisions are based on current information and may be adjusted from time to time according to developments.

Operating Leases

On January 17, 2017, the Company entered into a Lease Agreement with Pensco Trust Company for the Company’s corporate office, research and development lab and warehouse. The monthly lease is approximately $15,739. The lease term is June 1, 2018 to May 31, 2028.

Subsequent to September 30, 2018, the Lease Agreement was replaced with a new lease and the lessee was changed to GrowLife. (see Note 13 - Subsequent Events).

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

There were material events subsequent to September 30, 2018:

Purchase and Sale Agreement - GrowLife, Inc.

On October 10, 2018, the Company closed the Purchase and Sale Agreement with GrowLife, Inc., a Delaware corporation headquartered in Kirkland, Washington. Through a nationwide network of representatives, regional centers and its e-commerce website, GrowLife provides goods including media (i.e., farming soil), industry-leading hydroponics equipment, organic plant nutrients, and thousands more products to specialty grow operations across the United States. GrowLife acquired 51% of EZ Clone for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000.

GrowLife has the obligation to acquire the remaining 49% of EZ Clone within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

Mr. William Blackburn will remain as President of EZ Clone.

Payoff of Plumas Bank Loan

On October 16, 2018, the Company paid off the outstanding balance of $448,873 on the SBA loan at Plumas Bank.

Corporate Office Lease Agreement

On December 14, 2018, the Lease Agreement was renegotiated and the lessee on the Company’s corporate office and warehouse lease was changed to GrowLife effective January 1, 2019. The lease term is five years and has a monthly payment of $17,500, with a 3% increase on January 1 of years 2-5.

William Blackburn Consulting Agreement

On October 15, 2018, William Blackburn entered into a Consulting Agreement with the Company. The Agreement expires with the second closing and provides for a monthly consulting fee of $10,000. On November 26, 2018, the Consulting Agreement was cancelled when Mr. Blackburn entered into an Employment Agreement with GrowLife, Inc.